Exhibit 99.1
Pinnacle Airlines, Inc. Releases February Traffic
Memphis, TN (March 8, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp., today released its passenger and traffic levels for February 2007.
During February, Pinnacle transported 668,441 Customers, 8.6% more than the same period in 2006. Passenger Load Factor was 69.4%, a decrease of 2.2 points below February 2006 levels. For the month, Pinnacle flew 440.2 million Available Seat Miles (“ASMs”), a 6.6% increase when compared to the same period in 2006. Pinnacle flew 305.4 million Revenue Passenger Miles (“RPMs”), an increase of 3.3% over February 2006.
For the month, Pinnacle operated 33,524 block hours, a 5.6% increase from the same period in 2006. Cycles were up 4.5% to 19,700. The average length of a Pinnacle flight was 458 statute miles compared to 473 statute miles in February 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
Throughout 2006, Pinnacle completed the conversion of its aircraft operating with 44 seats to 50 seat aircraft. As of February 28, 2007, all aircraft in the Pinnacle Airlines fleet, with the exception of the 13 aircraft added to our fleet during January and February 2007, operated with 50 seats. Consequently, Pinnacle ended the month with 137 aircraft compared to 124 for the same month of 2006. Pinnacle will add 2 aircraft in March, increasing the fleet size to 139 aircraft.
Overall, seat capacity increased 10.3% compared to February 2006, which was driven by the addition during the month of 13 aircraft and by the additional seats added to the other 124 aircraft.
February 2007 Traffic

	2007	2006	Change
Passengers	668,441	615,661	8.6%
Load Factor	69.4%	71.6%	(2.2) pts
ASMs (000)	440,240	412,950	6.6%
RPMs (000)	305,416	295,679	3.3%
Cycles	19,700	18,847	4.5%
Block Hours	33,524	31,757	5.6%
Year-To-Date Traffic Totals

	2007	2006	Change
Passengers	1,359,000	1,239,623	7.0%
Load Factor	67.1%	70.2%	(3.1) pts
ASMs (000)	924,707	876,338	5.5%
RPMs (000)	620,381	615,308	0.8%
Cycles	41,363	39,804	3.9%
Block Hours	69,715	67,142	3.8%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. As of February 28, 2007, Pinnacle operated an all-jet fleet of 137 Canadair 44-seat and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 4,000 People. For further information, please contact Philip Reed, at 901-348-4257, or visit our web-site at www.pncl.com.
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